Exhibit 99.3

December 29, 2003

Board of Directors

Concord EFS, Inc.

2525 Horizon Lake Drive

Memphis, Tennessee 38133

Madame and Gentlemen:

We hereby consent to the inclusion in Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of First Data Corporation, relating to the proposed merger involving Concord EFS, Inc. and First Data Corporation, of our opinion letter appearing as Annex D to the proxy statement/prospectus which is a part of the Registration Statement, and to the references thereto under the captions “SUMMARY – Concord’s Financial Advisors Delivered Opinions to the Concord Board of Directors that, as of December 14, 2003, the Exchange Ratio of 0.365 was Fair, From a Financial Point of View, to Concord Shareholders;” “THE PROPOSED MERGER – Background of the Merger;” “THE PROPOSED MERGER – Concord’s Reasons for the Merger;” “THE PROPOSED MERGER – Opinions of Concord’s Financial Advisors – Opinion of William Blair & Company, L.L.C.” and “INTERESTS OF CONCORD’s DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER – Other Relationships.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ William Blair & Company, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.